UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
April 24, 2007

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation or organization)	File Number)	Identification No.)
Delaware	001-31898	03-0376558

(Address of principal executive offices)	(Zip Code)
1689 Nonconnah Blvd, Suite 111 Memphis, TN	38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Pinnacle Airlines, Inc. (“Pinnacle”), a wholly owned subsidiary of Pinnacle Airlines Corp. (the “Company”), provides regional airline service to Northwest Airlines, Inc. (“Northwest”) under an Amended and Restated Airline Services Agreement that was effective January 1, 2007 (the “ASA”).
The ASA contains a provision that required Pinnacle and the Airline Pilots Association (“ALPA”) to reach a new collective bargaining agreement by March 31, 2007 to retain the 17 CRJ aircraft scheduled to be delivered to Pinnacle in 2007 on a long-term basis. Because Pinnacle and ALPA did not reach agreement by March 31, 2007, Northwest has given Pinnacle notice that it intends to transition the 15 aircraft delivered in the first quarter of 2007 to one of Northwest’s wholly owned subsidiaries expected to begin in September 2007 at a rate of two aircraft per month. In addition, Pinnacle will not receive the two remaining aircraft originally scheduled to be delivered in 2007. Upon completion of this transition, Pinnacle will operate a fleet of 124 CRJ-200 aircraft under the ASA (subject to further adjustment under certain circumstances as provided for in the ASA).
Because these aircraft were not committed to Pinnacle on a long-term basis, Pinnacle is entitled to the full amount of its stipulated unsecured claim in the Northwest bankruptcy proceedings. The Company still retains $42.5 million of this unsecured claim, and may monetize it in the near future. Any sale of this remaining claim would be treated as deferred revenue and amortized into operating revenue over the remaining term of the ASA.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

April 26, 2007